FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES
Q4 2023 NET INCOME OF $1.35 PER SHARE AND RECORD CORE INCOME OF $1.33 PER SHARE
FULL YEAR 2023 NET INCOME OF $4.43 PER SHARE AND RECORD CORE INCOME OF $4.71 PER SHARE
REGULAR QUARTERLY DIVIDEND INCREASED 5% TO $0.44 PER SHARE
SPECIAL DIVIDEND OF $2.00 PER SHARE
Fourth Quarter
•Net income up 54% to $367 million versus $239 million in the prior year quarter; core income up 37% to a record $362 million versus $265 million in the prior year quarter.
•P&C core income of $434 million versus $342 million, reflects higher investment income and higher underwriting income.
•Life & Group core income of $4 million versus core loss of $25 million in the prior year quarter reflects higher investment income.
•Corporate & Other core loss of $76 million versus core loss of $52 million in the prior year quarter reflects a $19 million after-tax charge related to office consolidation.
•Net investment income up 21% to $611 million pretax, includes a $58 million increase from limited partnerships and common stock to $78 million and a $50 million increase from fixed income securities and other investments to $533 million.
•P&C combined ratio of 92.1%, compared with 93.7% in the prior year quarter, including 1.0 point of catastrophe loss impact compared with 3.6 points in the prior year quarter and 0.3 points of favorable prior period development impact compared with 1.1 points in the prior year quarter. P&C underlying combined ratio was 91.4%, compared with 91.2% in the prior year quarter. P&C underlying loss ratio was 59.9% and the expense ratio was 31.2%.
•P&C segments, excluding third party captives, generated gross written premium and net written premium growth of 10% in the quarter. P&C renewal premium change of +5%, with written rate of +4% and exposure change of +1%.
Full Year
•Net income up 77% to a record $1,205 million versus $682 million in the prior year; core income up 54% to a record $1,284 million versus $836 million in the prior year.
•P&C core income of $1,505 million versus $1,240 million, reflects higher investment income and record high underwriting income.
•Life & Group core loss of $48 million versus core loss of $221 million in the prior year reflects higher investment income and an unfavorable after-tax impact of $143 million in the prior year as a result of the annual reserve reviews.
•Net investment income up 25% to $2,264 million pretax, includes a $233 million increase from limited partnerships and common stock to $202 million and a $226 million increase from fixed income securities and other investments to $2,062 million.
•P&C combined ratio of 93.5%, compared with 93.2% in the prior year, including 2.6 points of catastrophe loss impact compared with 3.0 points in the prior year and no impact from prior period development compared with 1.0 point of favorability in the prior year. P&C underlying combined ratio was a record low 90.9% compared with 91.2% in the prior year. P&C underlying loss ratio was 59.9% and the expense ratio was 30.7%.
•P&C segments, excluding third party captives, generated gross written premium growth of 10% and net written premium growth of 9% in the year. P&C renewal premium change of +7%, with written rate of +5% and exposure change of 2%.
Stockholders' Equity
•Book value per share of $36.52; book value per share excluding AOCI of $46.39, a 10% increase from year-end 2022 adjusting for $2.88 of dividends per share.
•Increased quarterly dividend 5% to $0.44 per share; special dividend of $2.00 per share.

CHICAGO, February 5, 2024 --- CNA Financial Corporation (NYSE: CNA) today announced fourth quarter 2023 net income of $367 million, or $1.35 per share, versus $239 million, or $0.87 per share, in the prior year quarter. Net investment gains for the quarter were $5 million compared to net investment losses of $26 million in the prior year quarter. Core income for the quarter was $362 million, or $1.33 per share, versus $265 million, or $0.97 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $434 million for the fourth quarter of 2023, an increase of $92 million compared to the prior year quarter driven by higher investment income and higher underwriting income. P&C segments, excluding third party captives, generated gross written premium and net written premium growth of 10%, driven by new business growth of 16%, retention of 85% and renewal premium change of +5%.
Our Life & Group segment produced core income of $4 million for the fourth quarter of 2023 versus core loss of $25 million in the prior year quarter driven by higher net investment income.
Our Corporate & Other segment produced a core loss of $76 million for the fourth quarter of 2023, an increase of $24 million compared to the prior year quarter, which reflects a $19 million after-tax charge related to office consolidation.
Net income for the full year 2023 was $1,205 million, or $4.43 per share, versus $682 million, or $2.51 per share, in the prior year. Net investment losses for the full year were $79 million compared to $154 million in the prior year. Core income for the full year 2023 was $1,284 million, or $4.71 per share, versus $836 million, or $3.07 per share, in the prior year. Core income increased 31% to $1,286 million versus $979 million in the prior year quarter, excluding the results of the third quarter Life & Group annual reserve reviews.
Our Property & Casualty segments produced core income of $1,505 million for the full year 2023, an increase of $265 million compared to the prior year driven by higher investment income and record high underwriting income. P&C segments, excluding third party captives, generated gross written premium growth of 10% and net written premium growth of 9%, driven by written rate of +5% and new business growth of 11%.
Our Life & Group segment produced a core loss of $48 million for the full year 2023 versus $221 million in the prior year, which reflects higher investment income and an unfavorable after-tax impact of $143 million in the prior year as a result of the annual reserve reviews.
Our Corporate & Other segment produced a core loss of $173 million for the full year 2023 versus $183 million in the prior year.
CNA Financial declared a quarterly dividend of $0.44 per share and a special dividend of $2.00 per share, payable March 7, 2024 to stockholders of record on February 20, 2024.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2023	2022 (a)	2023	2022 (a)
Net income	$367	$239	$1,205	$682
Core income (b)	362	265	1,284	836

Net income per diluted share	$1.35	$0.87	$4.43	$2.51
Core income per diluted share	1.33	0.97	4.71	3.07

	December 31, 2023	December 31, 2022 (a)
Book value per share	$36.52	$31.55
Book value per share excluding AOCI	46.39	44.83
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
(b)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

"We ended the year strong, with core income up 37% to a record high of $362 million in the fourth quarter capping off a record level for the year of $1,284 million, a 54% increase driven by a 25% increase in pretax net investment income and record levels of underlying and all-in underwriting income.
Net and gross written premiums ex. captives each grew by 10% in the quarter with new business growth of 16%, our strongest quarter of the year. 2023 was also the third year in a row of 10% gross written premiums ex. captives growth and included our highest level of new business of roughly $2.1 billion. Retentions remained strong in the quarter in the mid-80’s and have been so throughout 2023 as we continue to lock in favorable terms and conditions from the hard market, which we feel will largely persist into 2024.
In the quarter, renewal premium change was 5% in the aggregate across all operating segments and geographies. In Commercial, renewal premium change was 9% in the quarter, consistent with the prior quarter, and excluding workers' compensation, renewal premium change was 11% continuing to exceed our loss cost trends which remained stable in the quarter.
We remain optimistic about our opportunities for this year given our broad-based profitability across our three operating segments and track record of double-digit growth levels in the last several years," said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2023	2022	2023	2022
Gross written premiums ex. 3rd party captives	$2,974	$2,704	$11,279	$10,264
GWP ex. 3rd party captives change (% year over year)	10%		10%
Net written premiums	$2,508	$2,284	$9,446	$8,663
NWP change (% year over year)	10%		9%
Net earned premiums	$2,368	2,116	$9,030	$8,196
NEP change (% year over year)	12%		10%
Underwriting gain	$186	$134	$585	$559
Net investment income	$355	$290	$1,306	$982
Core income	434	342	1,505	1,240

Loss ratio excluding catastrophes and development	59.9%	59.9%	59.9%	60.0%
Effect of catastrophe impacts	1.0	3.6	2.6	3.0
Effect of development-related items	(0.3)	(1.1)	—	(1.0)
Loss ratio	60.6%	62.4%	62.5%	62.0%

Expense ratio	31.2%	31.1%	30.7%	30.9%

Combined ratio	92.1%	93.7%	93.5%	93.2%
Combined ratio excluding catastrophes and development	91.4%	91.2%	90.9%	91.2%
•The fourth quarter underlying combined ratio increased 0.2 points as compared with the prior year quarter. The expense ratio was largely consistent with the prior year quarter as net earned premium growth of 12% was offset by higher employee related costs. The underlying loss ratio was consistent with the prior year quarter.
•The fourth quarter combined ratio improved 1.6 points as compared with the prior year quarter. Catastrophe losses were $22 million, or 1.0 point of the loss ratio in the quarter compared with $76 million, or 3.6 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.3 points in the current quarter compared with 1.1 points of improvement in the prior year quarter.
•In the fourth quarter, P&C segments, excluding third party captives, generated gross written premium and net written premium growth of 10%.
•For the full year, the underlying combined ratio improved 0.3 points as compared with the prior year, reflecting the lowest underlying combined ratio on record. The expense ratio improved 0.2 points and the underlying loss ratio was largely consistent with the prior year.
•For the full year, the combined ratio increased 0.3 points as compared with the prior year. Catastrophe losses were $236 million, or 2.6 points of the loss ratio for the full year compared with $247 million, or 3.0 points of the loss ratio, for the prior year.  There was no impact on the loss ratio from net prior period development in the current year compared with 1.0 point of improvement from favorable net prior period development in the prior year.
•For the full year, P&C segments, excluding third party captives, generated gross written premium growth of 10% and net written premium growth of 9%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2023	2022	2023	2022
Gross written premiums ex. 3rd party captives	$1,004	$998	$3,800	$3,814
GWP ex. 3rd party captives change (% year over year)	1%		—%
Net written premiums	$891	$863	$3,329	$3,306
NWP change (% year over year)	3%		1%
Net earned premiums	$869	$827	$3,307	$3,203
NEP change (% year over year)	5%		3%

Underwriting gain	$80	$93	$317	$366

Loss ratio excluding catastrophes and development	58.6%	58.4%	58.5%	58.6%
Effect of catastrophe impacts	—	—	—	0.1
Effect of development-related items	(0.6)	(0.6)	(0.3)	(1.3)
Loss ratio	58.0%	57.8%	58.2%	57.4%

Expense ratio	32.5%	30.8%	32.0%	31.0%

Combined ratio	90.8%	88.8%	90.4%	88.6%
Combined ratio excluding catastrophes and development	91.4%	89.4%	90.7%	89.8%
•The fourth quarter underlying combined ratio increased 2.0 points as compared with the prior year quarter. The expense ratio increased 1.7 points as compared with the prior year quarter driven by higher acquisition and employee related costs. The underlying loss ratio increased 0.2 points as compared with the prior year quarter.
•The fourth quarter combined ratio increased 2.0 points as compared with the prior year quarter. Favorable net prior period development improved the loss ratio by 0.6 points in both the current and prior year quarters.
•In the fourth quarter, gross written premiums, excluding third party captives, grew 1% and net written premiums grew 3%.
•For the full year, the underlying combined ratio increased 0.9 points as compared with the prior year. The expense ratio increased 1.0 point driven by higher employee related and acquisition costs. The underlying loss ratio was largely consistent with the prior year.
•For the full year, the combined ratio increased 1.8 points as compared with the prior year. Favorable net prior period development improved the loss ratio by 0.3 points in the current year compared with 1.3 points of improvement in the prior year.
•For the full year, gross written premiums, excluding third party captives, were flat to the prior year and net written premiums grew 1%.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2023	2022	2023	2022
Gross written premiums ex. 3rd party captives	$1,610	$1,345	$5,994	$5,056
GWP ex. 3rd party captives change (% year over year)	20%		19%
Net written premiums	$1,292	$1,096	$4,880	$4,193
NWP change (% year over year)	18%		16%
Net earned premiums	$1,211	$1,022	$4,547	$3,923
NEP change (% year over year)	18%		16%

Underwriting gain	$86	$12	$182	$106

Loss ratio excluding catastrophes and development	61.5%	61.5%	61.5%	61.5%
Effect of catastrophe impacts	1.4	7.2	4.5	5.6
Effect of development-related items	(0.1)	(0.9)	(0.1)	(0.7)
Loss ratio	62.8%	67.8%	65.9%	66.4%

Expense ratio	29.8%	30.8%	29.6%	30.4%

Combined ratio	92.9%	99.0%	96.0%	97.3%
Combined ratio excluding catastrophes and development	91.6%	92.7%	91.6%	92.4%
•The fourth quarter underlying combined ratio improved 1.1 points as compared with the prior year quarter. The expense ratio improved 1.0 point driven by net earned premium growth of 18% partially offset by higher employee related costs. The underlying loss ratio was consistent with the prior year quarter.
•The fourth quarter combined ratio improved 6.1 points as compared with the prior year quarter. Catastrophe losses were $17 million, or 1.4 points of the loss ratio in the quarter compared with $74 million, or 7.2 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.1 points in the current quarter compared with 0.9 points of improvement in the prior year quarter.
•In the fourth quarter, gross written premiums, excluding third party captives, grew 20% and net written premiums grew 18%.
•For the full year, the underlying combined ratio improved 0.8 points as compared with the prior year, reflecting the lowest underlying combined ratio on record. The expense ratio improved 0.8 points driven by net earned premium growth of 16% partially offset by higher employee related costs. The underlying loss ratio was consistent with the prior year.
•For the full year, the combined ratio improved 1.3 points as compared with the prior year. Catastrophe losses were $207 million, or 4.5 points of the loss ratio for the full year compared with $222 million, or 5.6 points of the loss ratio, for the prior year. Favorable net prior period development improved the loss ratio by 0.1 points in the current year compared with 0.7 points of improvement in the prior year.
•For the full year, gross written premiums, excluding third party captives, grew 19% and net written premiums grew 16%.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2023	2022	2023	2022
Gross written premiums	$360	$361	$1,485	$1,394
GWP change (% year over year)	—%		7%
Net written premiums	$325	$325	$1,237	$1,164
NWP change (% year over year)	—%		6%
Net earned premiums	$288	$267	$1,176	$1,070
NEP change (% year over year)	8%		10%

Underwriting gain	$20	$29	$86	$87

Loss ratio excluding catastrophes and development	57.7%	58.1%	57.8%	58.5%
Effect of catastrophe impacts	1.8	0.9	2.5	2.2
Effect of development-related items	(0.6)	(3.0)	1.1	(1.2)
Loss ratio	58.9%	56.0%	61.4%	59.5%

Expense ratio	34.1%	32.9%	31.2%	32.3%

Combined ratio	93.0%	88.9%	92.6%	91.8%
Combined ratio excluding catastrophes and development	91.8%	91.0%	89.0%	90.8%
•The fourth quarter underlying combined ratio increased 0.8 points as compared with the prior year quarter. The expense ratio increased 1.2 points driven by higher employee related costs partially offset by net earned premium growth of 8%. The underlying loss ratio improved 0.4 points as compared with the prior year quarter.
•The fourth quarter combined ratio increased 4.1 points as compared with the prior year quarter. Catastrophe losses were $5 million, or 1.8 points of the loss ratio in the quarter compared with $2 million, or 0.9 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.6 points in the current quarter compared with 3.0 points of improvement in the prior year quarter.
•In the fourth quarter, excluding currency fluctuations, gross written premiums and net written premiums both declined 3%.
•For the full year, the underlying combined ratio improved 1.8 points as compared with the prior year. The expense ratio improved 1.1 points driven by net earned premium growth of 10% and a favorable reinsurance acquisition catch-up adjustment in the third quarter of 2023, partially offset by higher employee related costs. The underlying loss ratio improved 0.7 points as compared with the prior year.
•For the full year, the combined ratio increased 0.8 points as compared with the prior year. Catastrophe losses were $29 million, or 2.5 points of the loss ratio for the full year compared with $23 million, or 2.2 points of the loss ratio, for the prior year. Unfavorable net prior period development increased the loss ratio by 1.1 points in the current year compared with 1.2 points of favorable development improving the loss ratio in the prior year.
•For the full year, excluding currency fluctuations, gross written premiums grew 8% and net written premiums grew 7%.

Life & Group

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2023	2022 (a)	2023	2022 (a)
Net earned premiums	$111	$117	$451	$473
Claims, benefits and expenses	349	360	1,436	1,596
Net investment income	237	204	896	804
Core income (loss)	4	(25)	(48)	(221)
(a) As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
Core results improved $29 million for the fourth quarter of 2023 as compared with the prior year quarter primarily due to higher net investment income.
Core loss decreased $173 million for the full year as compared with the prior year primarily due to higher net investment income and an unfavorable after-tax impact of $143 million in the prior year as a result of the annual reserve reviews, partially offset by long-term care policy buyouts in 2023. Excluding the impact of policy buyouts, full year 2023 underwriting results are generally in line with reserving expectations.
Corporate & Other

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2023	2022	2023	2022
Insurance claims and policyholders' benefits	$50	$40	$82	$76
Interest expense	33	28	126	112
Net investment income	19	9	62	19
Core loss	(76)	(52)	(173)	(183)
Core loss increased $24 million for the fourth quarter of 2023 as compared with the prior year quarter. The current quarter includes a $19 million after-tax charge related to office consolidation and a $12 million after-tax charge related to unfavorable prior period development for legacy mass tort claims.
The application of retroactive reinsurance accounting to additional cessions to the asbestos and environmental pollution (A&EP) Loss Portfolio Transfer in both periods resulted in after-tax non-economic charges of $24 million and $28 million in 2023 and 2022, respectively. The additional cessions in those periods were $86 million and $87 million, respectively.
Core loss decreased $10 million for the full year as compared with the prior year. The current year includes higher net investment income, a $19 million after-tax charge related to office consolidation, and a $56 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort claims compared with a $51 million after-tax charge in the prior year.
Net Investment Income

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2023	2022	2023	2022
Fixed income securities and other	$533	$483	$2,062	$1,836
Limited partnership and common stock investments	78	20	202	(31)
Net investment income	$611	$503	$2,264	$1,805
Net investment income increased $108 million for the fourth quarter of 2023 and $459 million the full year driven by favorable limited partnership returns and higher income from fixed income securities as a result of the rising interest rate environment.

Stockholders' Equity
Stockholders’ equity of $9.9 billion improved 16% from year-end 2022, primarily due to net income and an improvement in net unrealized investment losses, partially offset by dividends paid to stockholders.
Book value per share ex AOCI of $46.39 increased 10% from year-end 2022 adjusting for $2.88 of dividends per share.
As of December 31, 2023, statutory capital and surplus for the Combined Continental Casualty Companies was $10.9 billion.
Accounting Standards Update
In August 2018, the FASB issued ASU 2018-12, Financial Services-Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts (LDTI). The updated accounting guidance requires changes to the measurement and disclosure of long-duration contracts. For the Company, this includes the run-off long-term care business in the Life & Group segment. The Company adopted the new guidance effective January 1, 2023, using the modified retrospective method applied as of the transition date of January 1, 2021. All prior period amounts have been adjusted to reflect application of the new guidance. While the requirements of the new guidance represent a material change from legacy accounting, the new guidance does not impact capital and surplus under statutory accounting practices, cash flows or the underlying economics of the business. Additional information regarding the Company’s adoption of ASU 2018-12 and the impact to historical financial results is contained in the Company's Q1 2023 Financial Supplement, furnished on Form 8-K, on May 1, 2023 with the Securities and Exchange Commission.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contacts

Media:	Analysts:
Kelly Sullivan | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Scott R. Lindquist, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (844) 481-2830 (USA Toll Free) or +1 (412) 317-1850 (International). The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website that will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long-term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss, expense and dividend ratios.
•Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.
Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.

New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
Development-related items represents net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance and deductible amounts.
Underwriting gain (loss) represents net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and other insurance related expenses, pre-tax.
Underlying underwriting gain (loss) represents underwriting results excluding catastrophe losses and development-related items.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2023	2022 (a)	2023	2022 (a)
Net income	$367	$239	$1,205	$682
Less: Net investment (losses) gains	5	(26)	(79)	(154)
Core income	$362	$265	$1,284	$836
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2023	2022 (a)	2023	2022 (a)
Net income per diluted share	$1.35	$0.87	$4.43	$2.51
Less: Net investment (losses) gains	0.02	(0.10)	(0.28)	(0.56)
Core income per diluted share	$1.33	$0.97	$4.71	$3.07
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2023	December 31, 2022 (a)
Book value per share	$36.52	$31.55
Less: Per share impact of AOCI	(9.87)	(13.28)
Book value per share excluding AOCI	$46.39	$44.83
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2023	2022 (a)	2023	2022 (a)
Annualized net income	$1,468	$954	$1,205	$682
Average stockholders' equity including AOCI (b)	9,228	8,276	9,220	9,826
Return on equity	15.9%	11.5%	13.1%	6.9%

Annualized core income	$1,448	$1,058	$1,284	$836
Average stockholders' equity excluding AOCI (b)	12,435	12,076	12,355	12,305
Core return on equity	11.6%	8.8%	10.4%	6.8%
(a)As of January 1, 2023, the Company adopted LDTI using the modified retrospective method applied as of the transition date of January 1, 2021. Prior period amounts have been adjusted to reflect application of the new guidance.
(b)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
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